Exhibit (d)(39)

ADDENDUM NO. 2 TO

INVESTMENT ADVISORY AGREEMENT

Robeco WPG Small/Micro Cap Fund

THIS ADDENDUM (the “Addendum”) made as of May 28, 2014 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated July 1, 2013, by and between The RBB Fund, Inc. (the “Fund”) and Robeco Investment Management, Inc. (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Schedule A to the Agreement for the compensation set forth on Schedule B to the Agreement; and

WHEREAS, the Investment Adviser desires to make a reduction of its contractual advisory fee rate under the Agreement for the Robeco WPG Small/Micro Cap Fund, a series of the Fund (the “Portfolio”) effective as of May 28, 2014 (the “Effective Date”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Schedule B to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.              Any future amendment to increase or otherwise reinstate the contractual fee rate under the Agreement for the Portfolio as in effect prior to the Effective Date must be approved by the shareholders of the Portfolio as and to the extent required by the Investment Company Act of 1940, as amended.

3.              Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

ROBECO INVESTMENT MANAGEMENT, INC.

By:	/s/ William G. Butterly, III
William G. Butterly, III
Chief Operating Officer
Senior Managing Director

By:	/s/ Matthew J. Davis
Matthew J. Davis
Chief Financial Officer
Senior Managing Director

APPENDIX 1

SCHEDULE B

TO THE

INVESTMENT ADVISORY AGREEMENT

COMPENSATION PAYABLE TO INVESTMENT ADVISER

Name of Portfolio	Annual Management Fee
Robeco Boston Partners All-Cap Value Fund	0.80%
Robeco Boston Partners Global Equity Fund	0.90%
Robeco Boston Partners International Equity Fund	0.90%
Robeco Boston Partners Long/Short Equity Fund	2.25%
Robeco Boston Partners Long/Short Research Fund	1.25%
Robeco Boston Partners Small Cap Value Fund II	1.00%
Robeco WPG Small/Micro Cap Value Fund	0.80% of the Portfolio’s average daily net assets up to $500 million and 0.75% of the Portfolio’s average daily net assets in excess of $500 million
Robeco Boston Partners Global Long/Short Fund	1.50%